Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-266323 on Form N-2ASR of our reports dated February 26, 2025 relating to the consolidated financial statements of Blackstone Secured Lending Fund and subsidiaries (the “Company”) and the effectiveness of Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Blackstone Secured Lending Fund for the year ended December 31, 2024.

We also consent to the reference to us under the headings "Financial Highlights”, “Senior Securities”, and “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 26, 2025